NAME OF REGISTRANT:
Franklin California Tax-Free Income Fund
File No. 811-2790
Exhibit Item No. 77D (g): Policies with respect to security investments




MINUTES OF REGULAR MEETING
OF
BOARD OF DIRECTORS
OF
FRANKLIN CALIFORNIA TAX-FREE INCOME FUND, INC.




RESOLVED, that effective August 1, 2001, the Fund's current investment objective be revised to include federal AMT and California personal income taxes; and it was

FURTHER RESOLVED, that effective August 1, 2001, the Fund adopt a fundamental policy that it will normally invest at least 80% of its total assets in securities that pay interest-free from federal AMT and California personal income taxes; and it was

FURTHER RESOLVED, that the appropriate officers and agents of the Fund be authorized to take such actions, and to execute and deliver such instruments, certificates and documents, including making changes to existing non-fundamental policies as may be necessary or appropriate, in order to effectuate the foregoing, in compliance with the Names Rule.


                              /S/Murray L. Simpson
                              Murray L. Simpson, Secretary




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